Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER 2009 RESULTS

     Albany, NY, November 19, 2009 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the third quarter ended October 31, 2009 decreased 17% to $161.4 million, compared to $195.2 million in the third quarter of 2008. The average number of stores in operation during the quarter was 694 compared to 786 last year, a 12% decline. Comparable store sales in the third quarter of 2009 decreased 9%. For the third quarter 2009, the net loss was $22.3 million, or $0.71 per share compared to a net loss of $28.4 million, $0.91 per share for the same period last year.

     Gross profit as a percentage of sales for the third quarter of 2009 was 33.9% compared to 33.5% in the third quarter of 2008. SG&A expenses were 17% less than last year and were 44.8% of sales compared to 44.7% last year.

     Sales for the thirty-nine week period ended October 31, 2009 decreased 19% to $518.6 million, compared to $643.0 million in 2008. Comparable store sales for the thirty-nine week period ended October 31, 2009 decreased 11%. Net loss for the thirty-nine week period was $53.8 million or $1.72 per share versus $59.5 million or $1.91 per share last year.

     The Company had $55.5 million in borrowings outstanding on its credit facility at the end of the quarter as compared to $62.1 million last year. Inventory was $369.0 million, or $83 per square foot, at the end of the quarter versus $468.8 million or $95 per square foot for the same period last year.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in millions, except per share data)
	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	October 31,	% to	November 1,	% to	October 31,	% to	November 1,	% to
	2009	Sales	2008	Sales	2009	Sales	2008	Sales

Net sales	$161.4		$195.2		$518.6		$643.0

Cost of sales	106.8	66.1%	129.8	66.5%	339.4	65.5%	418.7	65.1%
Gross profit	54.6	33.9%	65.4	33.5%	179.2	34.5%	224.3	34.9%

Selling, general and
administrative expenses	72.2	44.8%	87.2	44.7%	220.0	42.3%	264.6	41.0%

Depreciation and amortization	3.9	2.4%	5.6	2.8%	11.3	2.2%	16.6	2.6%
Loss from operations	(21.5)	-13.3%	(27.4)	-14.0%	(52.1)	-10.0%	(56.9)	-8.7%

Interest expense, net	0.7	0.4%	1.1	0.6%	2.1	0.4%	3.0	0.5%
Loss before income taxes	(22.2)	-13.7%	(28.5)	-14.6%	(54.2)	-10.4%	(59.9)	-9.2%
Income tax expense (benefit)	0.1	0.1%	(0.1)	0.0%	(0.4)	0.0%	(0.4)	0.0%

NET LOSS	$(22.3)	-13.8%	$(28.4)	-14.6%	$(53.8)	-10.4%	$(59.5)	-9.2%

Basic and diluted loss per common share:
Basic and diluted loss per share	$(0.71)		$(0.91)		$(1.72)		$(1.91)
Weighted average number of
common shares outstanding - basic and diluted	31.4		31.3		31.4		31.2

SELECTED BALANCE SHEET CAPTIONS:					October 31,		November 1,
(in millions, except store data)					2009		2008

Cash and cash equivalents					$9.1		$9.1
Merchandise inventory					369.0		468.8
Fixed assets (net)					41.6		68.5
Accounts payable					135.5		193.3
Borrowings under line of credit					55.5		62.1
Long-term debt, less current portion					7.2		9.8

Stores in operation					690		786